         Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                              Exhibit 10.4
                                              ------------
[Red Brick Logo]

October 6, 1998

Mr. Paul Schaut
President
Engage Technologies, Inc.
100 Brickstone Square
Andover, Massachusetts 01810

Dear Gentlemen:

This letter sets out my understanding of the agreement we reached during our telephone conversation earlier today between myself and Paul Schaut.

In exchange for a payment (described on the Schedule attached to and hereby incorporated into this letter) to be made by Red Brick Systems, Inc. ("Red Brick") to CMG Information Services, Inc. ("CMGI"), CMGI, Engage Technologies, Inc. ("Engage") and Red Brick hereby mutually terminate, without any further action necessary on the part of any party, the Amended and Restated Mutual Reseller and Alliance Agreement dated July 31, 1998 ('Reseller Agreement"). As a result of the termination, (i) neither Red Brick nor either of Engage or CMGI will have any further obligations or any continuing liability under the Reseller Agreement, and (ii) Red Brick and Engage and CMGI release each other from and waive any claims regarding past or future performance or non-performance under the Reseller Agreement.

In addition, Red Brick, Engage and CMGI will immediately begin discussions regarding the establishment of a mutual reseller arrangement on mutually agreeable terms, which arrangement will be binding on the parties' successors and assigns.

Please countersign a copy of this letter where indicated below and return it to my attention.

Sincerely,

Christopher G. Erickson
President and CEO

AGREED AND ACCEPTED

CMG Information Services, Inc.          Engage Technologies, Inc.

By   /s/  D.S. Wetherell                By  /s/  Stephen A. Royal
     --------------------------             ---------------------------

Its       CEO                           Its      CFO
     --------------------------             ---------------------------

         Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                   Schedule

                        Schedule of Additional Pre-Paid
                Royalties Under DSS Software License Agreement
                ----------------------------------------------

Concurrent with full execution and delivery of the letter to which this Schedule is attached, Red Brick shall make a pre-payment of guaranteed, non-refundable royalties of [**] ("Pre-paid Royalties"), in addition to the payments specified in Section 3.2 of that certain DSS Server Software License Agreement made as of July 31, 1998, by and between Engage Technologies, Inc. ("Engage"), including its parent company CMG Information Services, Inc. ("CMGI") and CMGI's majority-owned subsidiaries, and Red Brick Systems, Inc. ("Red Brick") (the "DSS Agreement"), which Pre-Paid Royalties shall be applied against Royalty Fees that become due and owing under Section 3 of the DSS Agreement; provided, however, that to the extent that such Pre-Paid Royalties cannot be applied against such Royal Fees according to the following schedule, such Pre-Paid Royalties shall expire and be forfeited, without recourse:

     Date                     Amount of Pre-Paid Royalties to Expire
     ----                     --------------------------------------

     [**]                     [**]